Exhibit 99.1

AXT, Inc. Announces first Quarter 2016 Results

May 2, 2016

FOR IMMEDIATE RELEASE

Contacts:

Gary Fischer

Chief Financial Officer

(510) 438-4700

Leslie Green

Green Communications Consulting, LLC

(650) 312-9060

AXT, Inc. Announces First Quarter 2016 Financial Results

FREMONT, Calif., May 2, 2016 – AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the first quarter ended March 31, 2016.

AXT, Inc.
4281 Technology Drive
Fremont, CA 94538
Tel: 510.683.5900
Fax: 510.353.0668
www.axt.com.

Exhibit 99.1

AXT, Inc. Announces first Quarter 2016 Results

May 2, 2016

First Quarter 2016 Results

Revenue for the first quarter of 2016 was $18.7 million, compared with $18.1 million in the fourth quarter of 2015.

Gross margin was 28.1 percent of revenue for the first quarter of 2016, compared with 17.1 percent of revenue in the fourth quarter of 2015.

Operating expenses were $4.8 million in the first quarter of 2016, compared with $4.8 million in the fourth quarter of 2015.

Operating profit for the first quarter of 2016 was $0.5 million compared with an operating loss of $1.7 million in the fourth quarter of 2015.

Net interest and other income for the first quarter of 2016 was a loss of $0.2 million, compared with a gain of $0.1 million in the fourth quarter of 2015.

Net profit in the first quarter of 2016 was $42,000, or $0.00 per share, compared with a net loss of $1.2 million or a loss of $0.04 per diluted share in the fourth quarter of 2015.

Management Qualitative Comments

"Q1 was a strong quarter for AXT in which we exceeded our revenue and profitability guidance, and posted a strong increase in both our gross and operating margins from the prior quarter,” said Morris Young, chief executive officer. “Our indium phosphide revenue was our strongest in recent years. In addition, our manufacturing team continues to work on efficiency and yield improvement, and these efforts along with our product mix helped improve our gross margin in the quarter."

Conference Call

The company will host a conference call to discuss these results today at 1:30 p.m. PT. The conference call can be accessed at (719) 325-2469 (passcode 4866670). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 (passcode 4866670) until May 8, 2016. Financial and statistical information to be discussed in the call will be available on the company's website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company's Investor Relations Department at (510) 438-4700.

Exhibit 99.1

AXT, Inc. Announces first Quarter 2016 Results

May 2, 2016

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell applications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in joint ventures in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including, for example, statements regarding the market demand for our products, our market opportunity, and our expectations with respect to our business prospects. These forward-looking statements are based upon assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: overall conditions in the markets in which the company competes; global financial conditions and uncertainties; policies and regulations in China; market acceptance and demand for the company’s products; the impact of factory closures or other events causing delays by our customers on the timing of sales of our products; our ability to control costs, our ability to utilize our manufacturing capacity; product yields and their impact on gross margins; and other factors as set forth in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

Exhibit 99.1

AXT, Inc. Announces first Quarter 2016 Results

May 2, 2016

AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015

Revenue	$18,713	$20,064
Cost of revenue	13,460	15,315
Gross profit	5,253	4,749

Operating expenses:
Selling, general and administrative	3,374	5,251
Research and development	1,381	1,241
Total operating expenses	4,755	6,492
Income (loss) from operations	498	(1,743)
Interest income, net	98	97
Equity in earnings of unconsolidated joint ventures	(456)	200
Other income (expense), net	190	633

Income (loss) before provision for income taxes	330	(813)
Provision for (benefit from) income taxes	397	86
Net income (loss)	(67)	(899)

Less: Net (income) loss attributable to noncontrolling interest	109	(125)
Net income (loss) attributable to AXT, Inc.	$42	$(1,024)

Net income (loss) attributable to AXT, Inc. per common share:
Basic	$(0.00)	$(0.03)
Diluted	$(0.00)	$(0.03)

Weighted average number of common shares outstanding:
Basic	32,002	32,553
Diluted	32,002	32,553

Exhibit 99.1

AXT, Inc. Announces first Quarter 2016 Results

May 2, 2016

AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	March 31,	December 31,
	2016	2015
Assets:
Current assets
Cash and cash equivalents	$25,067	$24,875
Short-term investments	9,053	11,437
Accounts receivable, net	19,711	18,468
Inventories	38,822	38,012
Related party notes receivable - current	—	—
Prepaid expenses and other current assets	4,386	4,096
Total current assets	97,039	96,888

Long-term investments	9,211	7,691
Property, plant and equipment, net	31,141	31,422
Related party notes receivable - long-term	1,792	1,781
Other assets	13,544	14,114

Total assets	$152,727	$151,896

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$8,034	$6,460
Accrued liabilities	5,357	6,381
Total current liabilities	13,391	12,841

Long-term portion of royalty payments	1,006	1,150
Other long-term liabilities	308	344
Total liabilities	14,705	14,335

Stockholders' equity:
Preferred stock	3,532	3,532
Common stock	32	32
Additional paid-in capital	194,899	194,646
Accumulated deficit	(70,579)	(70,621)
Accumulated other comprehensive income	4,665	4,382
Total AXT, Inc. stockholders' equity	132,549	131,971

Noncontrolling interest	5,473	5,590
Total stockholders' equity	138,022	137,561

Total liabilities and stockholders' equity	$152,727	$151,896